Exhibit 99

July 20, 2004

Siboney Learning Group Hires Don Rawitsch as Vice President of Development

ST.LOUIS—(BUSINESS WIRE)—July 20, 2004 Siboney Learning Group, a subsidiary of Siboney Corporation (OTCBB:SBON), is pleased to announce the hiring of Don Rawitsch as its new Vice President of Development.

Rawitsch brings a strong track record of success in educational software development and support to the Siboney Learning Group team. His publishing career began at MECC where he co-invented Oregon Trail and was involved in a wide range of administrative areas during his 16-year tenure in Minnesota, which included directing seven MECC Annual Educational Computing Conferences in the 1980’s. He then moved on to Jostens Learning where he served as Vice President in the areas of Product Development, Support and Business Development. Prior to joining Siboney, Rawitsch was Director of Product Development Programs at CTB/McGraw-Hill.

Rawitsch holds a Ph.D. in Education from the University of Minnesota. He is currently a member of the Education Board of Directors of the Software & Information Industry Association (SIIA).

Bodie Marx, President of Siboney Learning Group, commented, “We are thrilled that Don has decided to join our team where he will have considerable impact upon the content, instructional design and market responsiveness of our comprehensive instructional software programs. We look forward to strong collaboration between Don and our Education Technology Group, led by Mike Connick, as we continue to publish successful research-based solutions for schools.”

Rawitsch will be relocating to Chicago where he will be building a team of content experts over the next few months.

Siboney Learning Group is a publisher of educational software for schools. Its flagship product, Orchard Software for Your State, is used in over 7000 schools as a comprehensive instructional software solution for the increased demand for accountability and instructional improvement required by the No Child Left Behind Act.

Contact: Bodie Marx, 314-909-1670, ext. 110

Any forward-looking statement set forth above is necessarily subject to significant uncertainties and risks. The Company’s future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include the impact of new technologies and possible changes in federal and state funding for education. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.